Exhibit 16.1

May 31, 2005

Securities and Exchange Commission

Washington. D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Glenborough Realty Trust Incorporated (the “Company”) and, under the date of March 15, 2005, we reported on the consolidated financial statements of Glenborough Realty Trust Incorporated as of and for the years ended December 31, 2004 and 2003 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004. On May 24, 2005, we were informed by management of the Company that our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 24, 2005, and we agree with such statements, except we are not in a position to agree or disagree with statements made under Item 4.01 in the first and fifth paragraphs.

Very truly yours,

cc: Glenborough Realty Trust Incorporated